August 2015

Pricing Sheet dated August 31, 2015 relating to

Preliminary Terms No. 434, dated August 4, 2015

Registration Statement No. 333-199966

Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

PLUS Based on the Performance of the SPDR® S&P® Regional Banking ETF due December 5, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — August 31, 2015
Issuer:		JPMorgan Chase & Co.
ETF Shares:		Shares of the SPDR® S&P® Regional Banking ETF
Aggregate principal amount:		$2,532,780
Payment at maturity:		• If the final share price is greater than the initial share price, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final share price is less than or equal to the initial share price, for each $10 stated principal amount PLUS,
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:		$10 × leverage factor × share percent increase
Share percent increase:		(final share price – initial share price) / initial share price
Initial share price:		The closing price of one ETF Share on the pricing date, which was $41.07
Final share price:		The closing price of one ETF Share on the valuation date
Share adjustment factor:		The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I.
Leverage factor:		300%
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$11.80 (118.00% of the stated principal amount) per PLUS
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		August 31, 2015
Original issue date (settlement date):		September 3, 2015
Valuation date:		November 30, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:		December 5, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48127V629 / US48127V6294
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per PLUS	$10.00	$0.175(2)	$9.775
$0.05(3)
Total	$2,532,780.00	$56,987.55	$2,475,792.45
(1)	See “Additional Information about the PLUS — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.175 per $10 stated principal amount PLUS.it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount PLUS

The estimated value of the PLUS on the pricing date as determined by JPMS was $9.682 per $10 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in the accompanying preliminary terms for additional information.

The PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” in the accompanying preliminary terms.

Preliminary terms no. 434 dated August 4, 2015: http://www.sec.gov/Archives/edgar/data/19617/000114036115029820/formfwp.htm

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.